SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

|X| ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                      For the year ended December 31, 1999

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ____________________ to ____________________

Commission file number: 0-14399

                           (Name and Address of Plan)

                      Golden Comprehensive Security Program
                  888 Seventh Avenue, New York, New York 10106
        Registrant's telephone number including area code: (212) 547-6700

                          (Name and Address of Issuer)

                     Golden Books Family Entertainment, Inc.
                  888 Seventh Avenue, New York, New York 10106

This document consists of 15 pages. The Exhibit Index begins on page 3.

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                                    SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan's trustees have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

June 28, 2000                           Golden Comprehensive Security Program

                                        By: /s/ Philip Galanes
                                           -------------------------------------
                                           Philip Galanes
                                           Member of Benefits Plan
                                           Administration Committee

                                  EXHIBIT INDEX

1.1 Consent of Ernst & Young LLP, dated June 26, 2000.

1.2 Audited Financial Statements of the Golden Comprehensive Security Program for the years ended December 31, 1999 and 1998.